Exhibit 99.1

ITEX Corporation announces increased credit facility to $1,000,000

US Bank expands line of credit

Bellevue, WA – January 25, 2006 – ITEX Corporation (OTCBB: ITEX), The Cashless MarketplaceSM, a leading marketplace for cashless business transactions in North America, today announced its credit facility with US Bank increased to $1,000,000.

US Bank increases Line of Credit from $500,000 to $1,000,000

Citing the continued strengthening of the ITEX balance sheet, consistent cash flow and the successful integration of BXI, US Bank increased the maximum loan amount under the Company’s revolving credit facility from $500,000 to $1,000,000.  Although there are no immediate plans to use the credit facility, management felt it prudent to have access to additional funds for the following purposes:

          •    Working capital requirements;

          •    Pursuit of new opportunities that expand market share;

          •    Further development of the ITEX cashless payment transaction platform.

Steven White, Chairman and CEO commented, “Our financial stability over the last two years, the reduction of $1.3 million in debt during the last six months and our long term relationship with US Bank has resulted in our ability to access a larger amount of capital. With our increased credit line, we continue to position ITEX to take advantage of strategic opportunities as they arise.”

Timothy J. Flynn, Vice President of Commercial Banking for US Bank, commented, “US Bank is pleased to provide a $1 million line of credit to ITEX Corporation. We are thrilled with the company’s recent financial performance and overall success. We look forward to partnering with ITEX as the company continues to grow.”

About ITEX

ITEX, The Cashless MarketplaceSM, is a leading marketplace for cashless business transactions in North America.  ITEX processes more than $250 million a year in transactions through 22,000 member businesses managed by 95 franchisees and licensees.  Member businesses increase sales through an exclusive distribution channel by utilizing the ITEX Dollar to exchange goods and services.  ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions.  ITEX is headquartered in Bellevue, Washington.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

For more information, please visit www.itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  the continuing development of successful marketing strategies for our concepts; our ability to sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our broker network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, which are available at www.sec.gov., including under the caption, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  All information set forth in this release is as of January 25, 2006, and ITEX undertakes no duty to update this information.